Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FIRST QUARTER EARNINGS

          MIAMI (March 20, 2008) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $236 million, or $0.30 diluted EPS, on revenues of $3.2 billion for its first quarter ended February 29, 2008. Net income for the first quarter of 2007 was $283 million, or $0.35 diluted EPS, on revenues of $2.7 billion.

          Carnival Corporation & plc Chairman and CEO Micky Arison said that first quarter results were better than the company’s January 2008 earnings per share guidance due primarily to lower than expected cruise costs.

          “With the continued recovery of Caribbean business for our North American brands and our European brands performing well, bolstered by the strengthening euro and sterling, the company enjoyed strong revenue growth in the first quarter. However, this strong performance was more than offset by continually rising fuel prices, which cost the company $156 million, or $0.19 per share, during the quarter,” Arison said.

Key metrics for the first quarter of 2008 were as follows:

•	Net and gross revenue yields (revenue per available lower berth day) for Q1 2008 increased 6.2 percent (3.4 percent on a constant dollar basis) compared to the prior year.

•

Excluding fuel, net cruise cost per available lower berth day (“ALBD”) for Q1 2008 increased 1.4 percent on a constant dollar basis compared to the prior year primarily due to the increase in the number of dry-docks.

•

Including fuel, net cruise costs per ALBD increased 12.9 percent (9.8 percent on a constant dollar basis) compared to the prior year. Gross cruise costs per ALBD increased 11.0 percent compared to the prior year.

•	Fuel price increased 66 percent to $499 per metric ton for Q1 2008 compared to $301 per metric ton in the prior year, and was slightly below the company’s January 2008 guidance of $505 per metric ton.

2008 Outlook

          On a cumulative basis, advance bookings for the remainder of 2008 are ahead of last year in terms of both occupancy and pricing. Since we entered the year with less inventory remaining for sale than last year, bookings taken since the start of the wave season have been less than prior year levels. However, pricing for those bookings was higher than last year.

          “Consistent with their historical performance, our cruise brands continued to demonstrate resiliency despite a difficult economic environment,” Arison noted. “This especially holds true in the Caribbean where there continues to be a strong rebound in pricing from last year. The favorable value proposition and high guest satisfaction levels versus land-based vacations, coupled with reduced supply — as less inventory remains for sale than at this time in 2007 — continues to work in our favor during this challenging economic climate,” he added.

          As a result of the strengthening euro and sterling exchange rates, the company now expects a 5.5 to 6.5 percent improvement in net revenue yields for the full year 2008 compared to 2007, versus December guidance of an increase of 4.5 to 5.5 percent. On a constant dollar basis, net revenue yields are expected to increase 2.0 to 3.0 percent, versus December guidance of a 3.0 to 4.0 percent increase, primarily due to reduced expectations for onboard spending.

          The company expects net cruise costs excluding fuel for the full year 2008 to be down slightly on a constant dollar basis. However, based on the forward curve higher fuel prices for full year 2008 are now forecasted to increase fuel expense by $532 million compared to 2007, which reduces full year earnings by $0.65 per share. Since the previous guidance, forecasted fuel costs have increased $127 million or $0.15 per share. Primarily as a result of the significantly higher fuel cost expectation, the company now forecasts full year 2008 earnings per share to be in the range of $3.00 to $3.20 compared to its previous guidance of $3.10 to $3.30.

          “Although our strong revenue growth is expected to be offset by a forecasted 45 percent increase in fuel prices for the year, we still expect higher earnings per share than in 2007. This speaks volumes about our ability to weather difficult economic times, as well as, these extraordinary increases in fuel costs,” Arison said.

Second Quarter 2008

          For the second quarter of 2008, net revenue yields are expected to increase 6.5 to 7.5 percent (2.5 to 3.5 percent on a constant dollar basis) driven primarily by the continued improvement in Caribbean pricing. Net cruise costs excluding fuel for the second quarter 2008 are expected to be flat on a constant dollar basis. Based on the forward curve, higher fuel prices for the second quarter 2008 are expected to increase fuel expense by $161 million compared to 2007 which will have the effect of reducing earnings by $0.20 per share. As a result, the company expects earnings for the second quarter of 2008 to be in the range of $0.42 to $0.44 per share, down from $0.48 per share in 2007.

          During the 2008 second quarter the company will take delivery of two new ships– P&O Cruises’ 3,076-passenger Ventura, and AIDA Cruises’ 2,050-passenger AIDAbella.

Selected Key Forecast Metrics

	Full Year 2008		Second Quarter 2008

	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars

Change in:
Net revenue yields	5.5 to 6.5%	2.0 to 3.0%	6.5 to 7.5%	2.5 to 3.5%
Net cruise cost per ALBD	8.5 to 9.5%	5.5 to 6.5%	12.5 to 13.5%	8.5 to 9.5%

	Full Year 2008		Second Quarter 2008

Fuel price per metric ton	$525		$528
Fuel consumption (metric tons in thousands)	3,260		823
Currency
Euro	$1.55 to €1		$1.57 to €1
Sterling	$2.00 to £1		$2.00 to £1

          The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2008 first quarter earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

          Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

          Together, these brands operate 84 ships totaling more than 157,000 lower berths with 22 new ships scheduled to enter service between April 2008 and June 2012. Carnival Corporation & plc also operates Holland America Tours and Princess Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary note concerning factors that may affect future results

Some of the statements contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlook, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” and “estimate” and similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions and perceptions of these conditions that may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and this group’s confidence in the U.S. and other economies and, consequently reduce Carnival Corporation & plc’s cruise brands’ net revenue yields; the international political climate, armed conflicts, terrorist attacks and threats thereof, availability and pricing of air service and other world events, and their impact on the demand for cruises; conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and over capacity offered by cruise ship and land-based vacation alternatives; accidents, adverse weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises, and the impact of the spread of contagious diseases, affecting the health, safety, security and/or vacation satisfaction of guests; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, could impact the demand for Carnival Corporation & plc’s cruises; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences, which may, among other things, adversely impact the demand for cruises; the impact of changes in and compliance with laws and regulations relating to environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate, including the implementation of U.S. regulations requiring U.S. citizens to obtain passports for sea travel to or from additional foreign destinations; the impact of the results of the review of our fuel supplement program by the Attorney General of Florida; the impact of increased global fuel demand, a weakening U.S. dollar, fuel supply disruptions and/or other events on Carnival Corporation & plc ships’ fuel expenses; the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs, including purchasing ships for our North American cruise brands from European shipyards on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business internationally; Carnival Corporation & plc’s future operating cash flow may not be sufficient to fund future obligations and Carnival Corporation & plc may not be able to obtain financing, if necessary, on terms that are favorable or consistent with its expectations; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system and air service providers; the impact of Carnival Corporation & plc self-insuring against various risks and its inability to obtain insurance for certain risks at reasonable rates; disruptions and other impairments to Carnival Corporation & plc’s information technology networks; lack of continued availability of attractive port destinations; risks associated with the DLC structure, including the uncertainty of its tax status; the impact of pending or threatened litigation; and Carnival Corporation & plc’s ability to successfully implement cost reduction plans. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACT
US	US/UK
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

UK
Brunswick Group
Richard Jacques/Sophie Brand
44 (0) 20 7404 5959

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended February 29/28,

	2008	2007

	(in millions, except per share data)

Revenues
Cruise
Passenger tickets	$2,438	$2,050
Onboard and other	702	626
Other	12	12

	3,152	2,688

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	558	471
Onboard and other	125	111
Fuel	392	220
Payroll and related	360	311
Food	207	175
Other ship operating	454	386
Other	18	17

Total	2,114	1,691
Selling and administrative	425	384
Depreciation and amortization	301	260

	2,840	2,335

Operating Income	312	353

Nonoperating (Expense) Income
Interest income	10	10
Interest expense, net of capitalized interest	(98)	(84)
Other income, net	2

	(86)	(74)

Income Before Income Taxes	226	279

Income Tax Benefit, Net	10	4

Net Income	$236	$283

Earnings Per Share
Basic	$0.30	$0.36

Diluted	$0.30	$0.35

Dividends Per Share	$0.40	$0.275

Weighted-Average Shares Outstanding – Basic	786	793

Weighted-Average Shares Outstanding – Diluted	814	829

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS

	February 29, 2008	November 30, 2007	February 28, 2007

	(in millions, except par values)

ASSETS
Current Assets
Cash and cash equivalents	$966	$943	$581
Short-term investments	12	17	104
Trade and other receivables, net	434	436	287
Inventories	331	331	265
Prepaid expenses and other	280	249	272

Total current assets	2,023	1,976	1,509

Property and Equipment, Net	26,542	26,639	23,837

Goodwill	3,593	3,610	3,315

Trademarks	1,389	1,393	1,322

Other Assets	598	563	478

	$34,145	$34,181	$30,461

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$188	$115	$271
Current portion of long-term debt	1,333	1,028	1,197
Convertible debt subject to current put options	1,398	1,396
Accounts payable	477	561	408
Accrued liabilities and other	1,203	1,353	1,063
Customer deposits	2,794	2,807	2,417

Total current liabilities	7,393	7,260	5,356

Long-Term Debt	6,271	6,313	6,172

Other Long-Term Liabilities and Deferred Income	741	645	595

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 643 shares at 2008 and November 2007 and 642 shares at February 2007 issued	6	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2008 and 2007 issued	354	354	354
Additional paid-in capital	7,626	7,599	7,527
Retained earnings	12,832	12,921	11,665
Accumulated other comprehensive income	1,219	1,296	673
Treasury stock; 19 shares at 2008 and November 2007 and 18 shares at February 2007 of Carnival Corporation and 51 shares at 2008, 50 shares at November 2007 and 42 shares at February 2007 of Carnival plc, at cost	(2,297)	(2,213)	(1,887)

Total shareholders’ equity	19,740	19,963	18,338

	$34,145	$34,181	$30,461

CARNIVAL CORPORATION & PLC
SELECTED INFORMATION

	Three Months Ended February 29/28,

	2008	2007

	(in millions, except statistical information)

STATISTICAL INFORMATION
Passengers carried (in thousands)	1,910	1,750
Occupancy percentage	104.3%	104.1%
Fuel cost per metric ton (a)	$499	$301

CASH FLOW INFORMATION
Cash from operations	$373	$597
Capital expenditures	$258	$637
Dividends paid	$316	$217

SEGMENT INFORMATION
Revenues
Cruise	$3,140	$2,676
Other	14	14
Intersegment elimination	(2)	(2)

	$3,152	$2,688

Operating expenses
Cruise	$2,096	$1,674
Other	20	19
Intersegment elimination	(2)	(2)

	$2,114	$1,691

Selling and administrative expenses
Cruise	$417	$376
Other	8	8

	$425	$384

Depreciation and amortization
Cruise	$292	$251
Other	9	9

	$301	$260

Operating income (loss)
Cruise	$335	$375
Other	(23)	(22)

	$312	$353

(a)	Fuel cost per metric ton is calculated by dividing the cost of our fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended February 29/28,

	2008	2007

	(in millions, except ALBDs and yields)

Cruise revenues
Passenger tickets	$2,438	$2,050
Onboard and other	702	626

Gross cruise revenues	3,140	2,676
Less cruise costs
Commissions, transportation and other	(558)	(471)
Onboard and other	(125)	(111)

Net cruise revenues (a)	$2,457	$2,094

ALBDs (b)	14,161,289	12,818,818

Gross revenue yields (a)	$221.71	$208.72

Net revenue yields (a)	$173.45	$163.32

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended February 29/28,

	2008	2007

	(in millions, except ALBDs and costs per ALBD)

Cruise operating expenses	$2,096	$1,674
Cruise selling and administrative expenses	417	376

Gross cruise costs	2,513	2,050
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(558)	(471)
Onboard and other	(125)	(111)

Net cruise costs (a)	$1,830	$1,468

ALBDs (b)	14,161,289	12,818,818

Gross cruise costs per ALBD (a)	$177.48	$159.91

Net cruise costs per ALBD (a)	$129.22	$114.50

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)

We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. We believe that net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance. This measure is also used for revenue management purposes. In calculating net revenue yields, we use “net cruise revenues” rather than “gross cruise revenues.” We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned by us net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed once our ship capacity levels have been determined, except for the impact of changing prices.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. In calculating net cruise costs, we exclude the same variable costs that are included in the calculation of net cruise revenues. This is done to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies, and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor these two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure because it provides a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.4 billion and $1.8 billion for the three months ended February 29, 2008, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.1 billion and $2.4 billion for the three months ended February 29, 2008, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three months ended February 29, 2008, compared to the prior year’s comparable quarter.

(b)

ALBDs is a standard measure of passenger capacity for the period. It assumes that each cabin we offer for sale accommodates two passengers. ALBDs are computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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